EY Audit SpA Avda. Presidente Riesco 5435, piso 4, Santiago	Tel: +56 (2) 2676 1000 www.eychile.cl	Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-214079) of Enel Américas S.A and in the related Prospectus of our reports dated April 26, 2018, with respect to the consolidated financial statements of Enel Américas S.A. and subsidiaries, and the effectiveness of internal control over financial reporting of Enel Américas S.A. and subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

/s/ EY Audit SpA.
EY Audit SpA.

Santiago, Chile
April 26, 2018